Exhibit 99.1

Rogers Corporation Raises Guidance for the First Quarter

ROGERS, Conn.--(BUSINESS WIRE)--April 5, 2010--Rogers Corporation (NYSE:ROG) today announced revised guidance for its first quarter ended March 31, 2010. Rogers now projects first quarter net sales to be approximately $83 million compared to the February 18, 2010 guidance of $75 to $80 million. Earnings for the first quarter are now projected to be $0.35 to $0.39 per diluted share, versus the previous guidance of $0.23 to $0.30 per diluted share. The first quarter 2010 results will include approximately $1.0 million of closing costs related to the recently announced acquisition of SK Utis Co., Ltd. completed on March 31, 2010.

Robert D. Wachob, President and CEO commented, “Our strong Q1 sales have been led by our two largest businesses. High Performance Foams sales increased more than 80% year-over-year, as our business in the Mobile Internet Device and Mass Transit markets improved significantly. These sales were also aided by our April 2009 acquisition of certain MTI Global Inc. silicone foam product lines. Sales of Printed Circuit Materials were stronger than expected across all markets with our sales into the Wireless Internet market, driven by the continued 3G wireless build-out in China showing particular strength.”

The Company expects to report its first quarter results during the first week of May, and plans to provide guidance for the second quarter 2010 at that time.

Rogers Corporation, headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut, and Illinois), Europe (Ghent, Belgium and Bremen, Germany) and Asia (Suzhou, China and Ansan, South Korea). In Asia, Rogers maintains sales offices in Japan, China, Taiwan, South Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation and in Taiwan with Chang Chun Plastics Co., Ltd.

The world runs better with Rogers.® www.rogerscorp.com

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference from the Rogers Corporation 2009 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of April 5, 2010 and Rogers undertakes no duty to update this information unless required by law.

CONTACT:
Rogers Corporation
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
Fax: 860-779-5509
william.tryon@rogerscorporation.com
www.rogerscorp.com